Exhibit 99.1

Company Contact:

Michael J. Fitzpatrick

Chief Financial Officer

OceanFirst Financial Corp.

Tel: (732) 240-4500, ext. 7506

Fax: (732) 349-5070

email: Mfitzpatrick@oceanfirst.com

FOR IMMEDIATE RELEASE

OceanFirst Financial Corp.

Announces Appointment of Matthew G. Waschull, CTFA, AEP,

Director of Trust/Asset Management

TOMS RIVER, NEW JERSEY, September 29, 2011…OceanFirst Financial Corp. (NASDAQ:OCFC), the holding company for OceanFirst Bank, today announced the addition of Matthew G. Waschull, CTFA, AEP, as Senior Vice President and Director of Trust/Asset Management.

In making the announcement President and Chief Operating Officer Vito R. Nardelli noted, “I am thrilled that we have succeeded in attracting a professional with Matt’s demonstrated ability to grow our business. A dynamic addition to our team, Matt will be responsible for accelerating growth in an area of strategic value to the Bank’s long-term plan.”

Mr. Waschull will be responsible for the overall management of the Trust/Asset Management Department at OceanFirst Bank. Mr. Waschull most recently held the position of President at The Bryn Mawr Trust Company of Delaware, a subsidiary of The Bryn Mawr Trust Company of Pennyslvania, where he was an Executive Vice President of Wealth Management. Previously, Mr. Waschull was a Managing Director within Private Wealth Management at Wilmington Trust Company in Wilmington, Delaware. He graduated from the American Bankers Association National Graduate Trust School and magna cum laude from the College of Saint Rose in Albany, New York. Mr. Waschull has been granted the Certified Trust and Financial Planner (CTFP) designation and is an Accredited Estate Planner (AEP).

975 Hooper Avenue — Toms River, NJ 08753 — 732.240.4500 tel — wwwoceanfirst.com

OceanFirst Financial Corp’s subsidiary, OceanFirst Bank, founded in 1902, is a federally-chartered stock savings bank with $2.2 billion in assets and twenty-three branches located in Ocean, Monmouth and Middlesex Counties, New Jersey. The Bank is the largest and oldest community-based financial institution headquartered in Ocean County, New Jersey.

OceanFirst Financial Corp.’s press releases are available by visiting us at www.oceanfirst.com

975 Hooper Avenue — Toms River, NJ 08753 — 732.240.4500 tel — wwwoceanfirst.com